Exhibit 22

                            LIST OF SUBSIDIARIES

The following is a listing of subsidiaries 100% owned by Seneca Foods Corporation, directly or indirectly:

  Name                                    State

  Marion Foods, Inc.                      New York
  Seneca Foods International, Ltd.        New York
  SSP Company, Inc.                       Massachusetts